Exhibit 10.19

SECOND AMENDMENT TO LEASE

                This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made this 25th day of May, 2004, by and between KPERS REALTY HOLDING CO. #31, INC., a Kansas corporation (“Landlord”), and AMCOMP PREFERRED INSURANCE COMPANY, a Florida corporation (“Tenant”).

W I T N E S S E T H:

                WHEREAS, Landlord and Tenant are bound under that certain Lease Agreement for Office Facilities dated as of March 17, 1997 originally between Lincoln -300 Lincoln Place, LTD, Landlord’s predecessor in interest, and Tenant, f/k/a Pinnacle Assurance Corporation, as amended by First Amendment to Lease dated November 2002 between Landlord and Tenant (collectively, said Lease Agreement and Amendment are referred to as the “Lease”) regarding certain Premises located in that certain building (the “Building”) located at 851 Trafalgar Court, Maitland, Florida 32751;

                WHEREAS, Tenant wishes to modify the Lease as set forth below.

                NOW, THEREFORE, based upon the foregoing mutual premises and the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                1.             Defined Terms. Terms in this Second Amendment shall have the same meaning as such terms have in the Lease, unless otherwise noted in this Second Amendment.

                2.             Building Generator.

                                A.            Pursuant to request by Tenant and Nextel South Corp (the “Other Tenant”), Landlord agrees to install a Building generator (the “Generator”) having a minimum capacity of 275 KVA. Landlord’s agreement is subject to Landlord receiving all governmental permits and approvals applicable to such installation. Tenant shall be entitled to have the Premises served by an amount of load on the Generator which does not exceed the amount as requested by Tenant and approved by Landlord. Tenant’s use of the Generator is subject to (i) Landlord’s rules and regulations which it adopts from time to time and (ii) Tenant obtaining all governmental permits and approvals applicable to such use. Tenant’s use of the Generator is also subject to all applicable governmental requirements including, without limitation, requirements which directly or indirectly necessitate a reduction in the permitted amount of Tenant’s load on the generator, and in no event shall Landlord have any liability nor shall Tenant have any claim against Landlord based on such reduction in the permitted amount of Tenant’s load on the generator. However, absent such governmental requirements, Landlord agrees that notwithstanding the foregoing including Landlord’s adoption of rules and regulations, Landlord will not reduce the capacity allotted to Tenant below 100 KVA. In the event Tenant uses more of the Generator capacity than is approved in writing by Landlord (as such amount may be subsequently reduced due to applicable governmental requirements), (i) in addition to exercising its default remedies under the Lease, Landlord shall be permitted to immediately take all actions necessary to discontinue Tenant’s use of the Generator including without limitation disconnecting any of Tenant’s installations to or involving the Generator, (ii) Tenant shall upon demand reimburse Landlord for its out of pocket costs of taking such actions together with an administrative overhead charge equal to 15% of the such costs and (iii) Tenant shall indemnify and hold harmless Landlord from any liability or claim resulting from Tenant’s improper use of the generator including without limitation claims of third parties using the Generator who are adversely affected by Tenant’s improper use of the Generator. Upon expiration or earlier termination of the Lease, Tenant shall as directed by Landlord remove all cabling and related installations by which Tenant accesses the Generator and restore affected parts of the Building to their former condition. Notwithstanding the foregoing, in no event shall Tenant or its agents and/or contractors physically access the Generator without the prior written consent of Landlord. Landlord may elect to cause any installations on Tenant’s behalf involving the Generator to be performed by contractors selected by Landlord, and any resulting costs shall be payable by Tenant to Landlord together with administrative overhead charge equal to 15% of the foregoing costs. Except on a temporary basis as reasonably needed due to repairs, maintenance, replacement and operation of the Generator, Landlord will not discontinue Tenant’s use of the Generator unless (i) the Lease or Tenant’s possession of the Premises are terminated in accordance with the Lease or (ii) Tenant fully vacates or abandons the Premises. Further, the Landlord will notify the Tenant in writing after the Landlord receives any notice from any governmental entity(s) imposing a requirement that will result in Tenant’s allocated capacity being reduced. Tenant shall, at such point, have the reasonable opportunity to participate in the Landlord’s discussions with such governmental entity to determine whether there is a commercially reasonable alternative to any such reduction in Tenant’s allocated capacity unless Landlord reasonably determines that Tenant’s participation will impair Landlord’s negotiations with the governmental entity.

                                B.            Except for ongoing maintenance costs referenced below, all costs related to the Generator shall be shared by Tenant and Other Tenant. Tenant’s share is a fraction, the numerator of which is the amount of Tenant’s design load on the Generator and the denominator of which is the total design load of Tenant and Other Tenant on the Generator. The costs to be shared by Tenant and Other Tenant include, without limitation, consultant fees, attorneys fees, design fees together with costs of purchasing and installing the Generator and Landlord’s administrative overhead charge equal to 15% of the foregoing costs.

                                C.            Ongoing maintenance costs (including Landlord’s administrative overhead charge equal to 15% of such maintenance costs) related to operation of the Generator shall be shared by Tenant, Other Tenant, Landlord and any other party that Landlord may permit to utilize capacity of the Generator. Tenant’s share is a fraction, the numerator of which is the amount of Tenant’s design load on the Generator and the denominator of which is the total design load of Tenant, Other Tenant, Landlord and any other party that Landlord may permit to utilize capacity of the Generator. Landlord agrees that it will not permit any party other than Landlord to utilize capacity of the Generator to an extent that capacity of the Generator available to Tenant is less than 100 KVA. Notwithstanding the foregoing, Landlord agrees that it will not permit any party (other than Landlord under the governmental requirements exception set forth in 2A above) to utilize capacity of the Generator to the extent that capacity of the Generator available to Tenant is less than 100 KVA.

                                D.            Landlord shall, from time to time, invoice Tenant for its share of the costs regarding the Generator as described above, and Tenant shall pay such invoice within 30 days following receipt of same. Notwithstanding anything herein or in the Lease to the contrary, Landlord’s share of ongoing maintenance costs related to operation of the Generator are properly included by Landlord in Basic Costs.

                                E.             Landlord shall not be liable, except in cases of Landlord’s willful misconduct, for any damages directly or indirectly relating to the Generator, including without limitation, any failure of the Generator to operate. No such failure shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under the Lease, nor shall the same entitle Tenant to any abatement of Rent or any right to terminate the Lease. Moreover, no such failure shall subject Landlord to any liability for Tenant’s damages resulting from such failure (which damages may include, without limitation, lost productivity, loss of business and damage to any of Tenant’s equipment), and Tenant hereby expressly waives any such damages. Landlord has not made and hereby expressly disclaims any representation or warranty regarding operation of the Generator or its fitness for any of Tenant’s purposes. Tenant shall indemnify and hold harmless Landlord from any liability in connection with Tenant’s use of the Generator which is either improper or in violation of this Second Amendment.

                3.             Brokers. Landlord and Tenant each represents and warrants to each other that it has not dealt with any agent or broker in connection with this Second Amendment except CB Richard Ellis. If either party’s representation and warranty proves to be untrue, such party will indemnify the other party against all resulting liabilities, costs, expenses, claims, demands and causes of action, including reasonable attorneys’ fees and costs through all appellate actions and proceedings, if any. The foregoing will survive the end of the Lease Term.

                4.             Ratification The parties hereby reaffirm their rights and obligations under the Lease as modified by this Second Amendment. In the event of a conflict or ambiguity between the Lease and this Second Amendment, the terms and provisions of this Second Amendment shall control. Landlord and Tenant each represent and warrant to the other (i) that the execution and delivery of this Second Amendment has been fully authorized by all necessary corporate action, (ii) that the person signing this Second Amendment has the requisite authority to do so and the authority and power to bind the company on whose behalf they have signed, and (iii) that to the best of their knowledge and belief, this Second Amendment is valid, binding and legally enforceable in accordance with its terms. Each party hereby warrants and represents that, to the best of its knowledge (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease, (ii) Tenant has no rights to any credit, claim, cause of action, offset or similar charge against Landlord or the Base Rent existing as of the date hereof, except as specifically set forth in this Second Amendment and (iii) without Landlord’s prior written consent there have been no assignees, sublessees or transferees of the Lease, or any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant.

                IN WITNESS WHEREOF, Landlord and Tenant have each executed this Second Amendment on the dates written below their names.

WITNESSES:	LANDLORD:

KPERS REALTY HOLDING CO. #31, INC., a
Kansas corporation
Name Printed
By: AEW Capital Management, L.P., authorized
agent

Name Printed	By:
Name:
Title:

Dated:

WITNESSES:	TENANT:

/s/ Gary Bishop	AMCOMP PREFERRED INSURANCE
Gary Bishop	COMPANY, a Florida corporation
Name Printed
	By:	/s/ [ILLEGIBLE]
/s/ Marguerite Defee	Name:	[ILLEGIBLE]
Marguerite Defee	Title:	VP, IT
Name Printed	Dated:	5/27/2004